EXHIBIT 6

                                                                  April 24, 2000


Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992


To Pruco Life Insurance Company:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company ("Pruco Life") of variable universal life insurance contracts (the "Contracts") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 1 to Registration Statement No. 333-85115 on Form S-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

     (1) The illustrations of cash surrender values and death benefits included in the prospectus section entitled "Illustrations of Surrender Values, Death Benefits, and Accumulated Premiums," based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for male age 45, than to prospective purchasers of Contracts on males of other ages or on females.

     (2) The examples shown in the section of the prospectus entitled "Changing the Type of Death Benefit" are consistent with the provisions of the Contract.

     (3) The chart included in the section of the prospectus entitled "Riders" is consistent with the provisions of the Contract.

     (4) The charts included in the sections of the prospectus entitled: "How a Type A (Fixed) Contract's Death Benefit Will Vary," "How a Type B (Variable) Contract's Death Benefit Will Vary," and "How a Type C (Return of Premium) Contract's Death Benefit Will Vary," are consistent with the provisions of the Contract.

     (5) The deduction in an amount equal to 1.25% of each premium is a reasonable charge in relation to the additional income tax burden imposed upon Pruco Life and its parent company, The Prudential Insurance Company of America, as the result of the enactment of
          Section 848 of the Internal Revenue Code. In reaching that conclusion a number of factors were taken into account that, in my opinion, were appropriate and which resulted in a projected after-tax rate of return that is a reasonable rate to use in discounting the tax benefit of the deductions allowed in Section 848 in taxable years subsequent to the year in which the premiums are received.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,



/s/
--------------------------------
Nancy D. Davis, FSA, MAAA
Vice President and Actuary
The Prudential Insurance Company of America


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